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                                                                    EXHIBIT 21.1



                         SUBSIDIARIES OF REGISTRANT


The corporations listed below are subsidiaries of Registrant, and all are included in the consolidated financial statements of Registrant as subsidiaries (unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary):



                                                    Jurisdiction
                                                      in which
                 Name                                organized
                 ----                               ------------

  Payless ShoeSource Distribution, Inc.                Kansas

  Payless ShoeSource Merchandising, Inc.               Kansas

  Payless ShoeSource Worldwide, Inc.                   Kansas